Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of the 06th day of February, 2012 (this “Agreement”), by and among Car Charging Group, Inc., a Nevada corporation (the “Company”) and ALLSTON LIMITED, (the “Purchaser”). The Company and the Purchaser are individually referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, 1,000,000 shares of Series B Preferred stock, $0.001 par value per share (the “Preferred Stock”) of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1.    Sale and Purchase of Preferred Stock.

1.1 Sale and Purchase. The Company hereby sells to the Purchaser and the Purchaser hereby purchases from the Company 1,000,000 shares of Preferred Stock. The Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration pursuant to Section 4(2) of the Securities Act.

1.2 Purchase Price and Closing. The purchase price for the Preferred Stock is $1.00 per share, or an aggregate purchase price of $1,000,000.00 (the “Purchase Price”). The closing of the purchase and sale of the Preferred Stock (the “Closing”) to be acquired by the Purchaser from the Company under this Agreement shall be at such time and on such date as the Company and the Purchaser may agree upon (the “Closing Date”). Subject to the terms and conditions of this Agreement, at the Closing the Purchaser shall make the Purchase Price available to the Company in immediately available funds, and the Company shall deliver to the Purchaser a certificate (or certificates in such denominations as such Purchaser shall request) representing the Preferred Stock.

1.3 Option to Purchase Additional Shares.  The Purchaser shall have the option (the “Option”) to purchase an additional 1,500,000 shares of Series B Preferred stock, $0.001 par value per share of the Company (the “Option Stock”) for a period of sixty (60) days after the Closing Date.  The purchase price for the Option Stock shall be $1.00 per share, or an aggregate purchase price of $1,500,000.00.  The Option may be exercised by giving written notice to the Company, at the address set forth in Section 4.2 below, and accompanied by the Option exercise price.  Such written notice shall be signed by the Purchaser and shall otherwise comply with the terms and conditions of this Agreement.  Payment of the Option price shall be made to the Company in immediately available funds and the Company shall deliver to the Purchaser a certificate (or certificates in such denominations as such Purchaser shall request) representing the Option Stock.

1.4 Conversion Rights.  The Preferred Stock shall be convertible (i) into 1% of common stock for each $500,000 of Preferred Stock held, of Car Charging Europe, the Company’s subsidiary currently in the formation stage for a period of five (5) years commencing on the date hereof, or (ii) into shares of common stock of the Company, on a share for share basis of Preferred Stock still held, $0.001 par value per share of the Company for the period commencing July 1, 2015 and ending December 31, 2015.  The Purchaser has the option to decide and inform the Company accordingly on how the Preferred Stock shall be converted within the time frame provided above in written.

1.5 Additional Shares. Upon settlement of the Purchase Price as defined in Section 1.2 of this Agreement and in consideration of Purchaser’s consulting services regarding the parking industry in Romania, the Purchaser will receive, in addition to the 1,000,000 shares of Preferred Stock of the Company, 2% of the Founders’ Common Stock shares of Car Charging Europe.  In the event Purchaser or its designee exercises the Option for the Option Stock as defined in Section 1.3. of this Agreement, then, in consideration of Purchaser’s additional consulting services regarding the parking industry in Greece, such investor shall receive 3% of Founders’ Common Stock shares of Car Charging Europe.

2.     Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as of the Closing Date as follows:

2.1 Organization and Standing: Articles and Bylaws. The Company is and will be a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and will have all requisite corporate power and authority to carry on its business as proposed to be conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary.

2.2 Corporate Power. The Company will have at the Closing, all requisite corporate power to enter into this Agreement and to sell and issue the Preferred Stock. This Agreement shall constitute a valid and binding obligation of the Company enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights.

2.3 Valid Issuance of Preferred Stock. The Preferred Stock, when issued in compliance with the provisions of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, and will be free of any liens or encumbrances caused or created by the Company; provided, however, that all such shares may be subject to restrictions on transfer under state and federal securities laws as set forth herein, and as may be required by future changes in such laws.

2.4 No Conflict. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Company and (c) will not violate or breach any contractual obligation to which the Company is a party.

3.     Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows.

3.1 Acquisition for Investment.  The Purchaser is acquiring the Preferred Stock solely for his own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Purchaser does not have a present intention to sell the Preferred Stock, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Preferred Stock to or through any person or entity. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Preferred Stock and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

3.2 Sophistication.  The Purchaser is an accredited investor, as described in Rule 501(a) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in the Company.

3.3 Opportunities for Additional Information.  The Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

3.4 No General Solicitation.  The Purchaser acknowledges that the Preferred Stock were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

3.5 Rule 144.  The Purchaser understands that the Preferred Stock must be held indefinitely unless such Preferred Stock are registered under the Securities Act or an exemption from registration is available.  The Purchaser acknowledges that such Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits re-sales only under certain circumstances.  The Purchaser understands that to the extent that Rule 144 is not available, Purchaser will be unable to sell any Preferred Stock without either registration under the Securities Act or the existence of another exemption from such registration requirement.

3.6 Legends.  The Purchaser hereby agrees with the Company that the certificates representing the Preferred Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

3.7 Additional Legend; Consent. Additionally, the Preferred Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Purchaser consents to the Company making a notation on its records or giving instructions to any transfer agent of Preferred Stock in order to implement the restrictions on transfer of the Preferred Stock.

3.8 Placement Agent Disclosure.  The Purchaser acknowledges that the Placement Agent, Sunrise Securities Corp, as well as its related parties own approximately 16% of the issued and outstanding common stock of the Company.

4.      Miscellaneous

4.1 Successors and Assigns. This Agreement shall insure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

4.2  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Company, to:
Car Charging Group, Inc.
Attn: Michael D. Farkas
1691 Michigan Avenue, Suite 601
Miami Beach, FL 33139

If to the Purchaser:
Offices of IFG Trust (Cyprus) Limited
Attn.: Mr. Marios Alexandrou
20, Spyrou Kyprianou Avenue,
CHAPO CENTRAL, 3rd Floor,
P.C. 1075 Nicosia, Cyprus
Tel.: +357 22749100

4.3 Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by each Party.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

4.4 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

4.5 Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

4.6 Entire Agreement; Third Party Beneficiaries. This Agreement, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated herein and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

4.7 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

THE COMPANY
CAR CHARGING GROUP, INC.

By: /s/ Michael D. Farkas
       Name: Michael  D. Farkas
       Title: Chief Executive Officer

THE PURCHASER
ALLSTON LIMITED

By: /s/ Irina Zodiatou
       Name: Irina Zodiatou
       Title: Director